10F-3 Report
CGCM Emerging Markets Equity Investments
	9/1/2008		through		8/31/2009

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1367	ChangeYou.com Ltd.	4/2/2009	Merrill Lynch	11,567	$20.02	0.154%	0.154%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount	Total Received All Funds
1367	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	7,500,000.00	11,567.00